Exhibit 12
                            AGREEMENT



Agreement dated this 26th day of August, 1997 by and among Louis H. Siracusano ("Siracusano"), Arnold P. Ferolito ("Ferolito"), and
Donald H. Buck ("Buck").

                           BACKGROUND

This agreement (the "Agreement") sets forth the agreement among Siracusano, Ferolito and Buck, (each, a "Stockholder" and collectively, the "Stockholders"), the three stockholders of Video Services Corporation ("Video"), regarding, among other things, shares of Common Stock of Video ("Video Shares") and shares of Common Stock ("IPL Shares") of International Post Limited ("IPL"). Reference is made to the Agreement and Plan of Merger among Video, IPL and the Stockholders dated as of June 27, 1997 (the "Merger Agreement") relating to the proposed merger (the "Merger") of IPL and Video and the Stock Resale Agreement (the "Stock Resale Agreement") among the Stockholders, The Equitable Life Assurance Society of the United States ("ELAS"), Equitable Deal Flow Fund, L.P. ("EDFF"), Terrence A. Elkes ("Elkes") and Kenneth F. Gorman ("Gorman") attached as Exhibit 7.16(a) to the Merger Agreement. Each capitalized term not defined in this letter shall have the meaning attributed to it in the Merger Agreement.

NOW THEREFORE, the parties hereto desiring to be legally bound, do hereby agree as follows:

1. 509 Plan/212 Plan. From time to time following notice by Siracusano, the Stockholders agree to grant stock options to employees of or consultants to Video or IPL or their respective subsidiaries to purchase up to 721,529 IPL Shares. The options ("Options") will be on terms (including, without limitation, exercise price) as shall be determined by Siracusano provided that the same terms and provisions shall be applicable to all of the Stockholders, and will be granted by the Stockholders in a ratio of 48.720% (with respect to Siracusano), 48.720% (with respect to Ferolito), and 2.560% (with respect to Buck) (the "Ratio"). In order to facilitate the grant of options and to secure the availability of the underlying shares in connection with the exercise of any such option, certificates representing 661,529 shares (721,529 less any shares deposited with counsel to Elkes and Gorman in replacement of existing options) will be deposited with the law firm of Gordon Altman Butowsky Weitzen Shalov & Wein pursuant to an escrow agreement to be entered into by the Stockholders and that law firm. Such shares will be held for five years (or as otherwise directed in a writing signed by all such Stockholders) but released to an option holder on exercise thereof.
          The deposit of such shares will be made by the Stockholders as follows: 322,294 by each of Siracusano and Ferolito and 16,941 by Buck. Shares remaining after the expiration of the five year period (or as otherwise directed in a writing signed by all such Stockholders) will be released in a ratio of 46.062% (with respect to Siracusano), 46.062% (with respect to Ferolito) and 7.876% (with respect to Buck) (the "Release Ratio"). All amounts paid to the Stockholders pursuant to the exercise of any option will be shared by the Stockholders pro rata in accordance with the Release Ratio and the Stockholders shall make such payments to one another as is necessary to achieve that result. References herein to numbers of shares shall be appropriately adjusted for stock dividends, stock splits and other appropriate extraordinary transactions.

2. Existing Stockholder Agreement. Effective upon completion of the Merger, the stockholders agreement with respect to Video, among Siracusano, Ferolito and Buck, as amended on April 26, 1994, will be, and hereby is, terminated and will have no further force or effect.

3. Lock-Up. The Stockholders agree that, unless otherwise agreed among themselves, for a period of six-months following the Effective Time of the Merger (as contemplated in the Merger Agreement) they shall not transfer any of the IPL Shares that they obtain in the Merger other than pursuant to: (i) the Losses Escrow Agreement, (ii) the granting of Options and the issuance of IPL Shares thereunder, or (iii) a transfer to a Permitted Transferee in accordance with the terms of the Stock Resale Agreement. Notwithstanding the foregoing, the Stockholders agree that Siracusano may sell IPL Shares as permitted in Section 6 of the Stock Resale Agreement (Taxes) and Ferolito may sell up to 305,000 IPL Shares (but not in excess of an amount that would result in a breach of Section 7 of the Stock Resale Agreement), pursuant to the terms of Section 7 of the Stock Resale Agreement during the six-month period after the Effective Time of the Merger. The provisions of this Section 3 shall, as among the Stockholders, constitute a limitation of their rights under Section 7 of the Stock Resale Agreement so that any transfer proposed to be made by LS under Section 6 of the Stock Resale Agreement or of any of them under Section 7 of the Stock Resale Agreement, shall be subject to and limited by, the terms of this
          Section 3.

4. Spin Co. Following the Effective Time of the Merger, the Stockholders agree on behalf of the corporations included in such transaction (and with recourse only to those corporations) that such corporations will pay to Ferolito, in the aggregate, the sum of $7,000 per month (subject to withholding) in exchange for reasonable consulting services until the earlier of: (i) the one (1) year period following the closing of the Merger; and (ii) the date on which Ferolito has sold any shares of IPL.

5. Credit Cards. Prior to the closing of the Merger, Video will cause Video and its subsidiaries to pay in full all amounts owing under and to cancel the following charge card accounts:

          American Express         Account #3782-638498-51009
          American Express         Account #3782-601037-92202

6. Resignation. In connection with the closing of the Merger, Ferolito will, and hereby does, resign all of his positions, offices and directorships with Video and its subsidiaries (other than those corporations to be spun off pursuant to the Spin-Off Transaction ("Spin Co.")) and agrees that he will have no further rights or claims against: (i) Video or any of its subsidiaries (other than Spin Co.); or (ii) IPL or any of its subsidiaries (other than the consulting agreement to be entered into pursuant to the Merger Agreement and any rights to indemnification contemplated in Section 7.9 of the Merger Agreement).

7. Further Actions. Each of the parties hereto will take such action and enter into such documents, instruments and agreements as are necessary to complete and carry out the terms and intentions of this Agreement.

8. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements.

          The headings in this Agreement are for convenience of reference only and are not part of the substance of this letter.

          This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

This letter has been executed, delivered, and accepted by the parties in New Jersey, will be deemed to have been made in New Jersey, and will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New Jersey applicable to an agreement executed, delivered and performed therein without giving effect to the choice-of-law rules thereof or any other principle that could require the application of the substantive law of any other jurisdiction.



                              /s/ Louis H. Siracusano
                              Louis H. Siracusano


                              /s Arnold P. Ferolito
                              Arnold P. Ferolito


                              /s/ Donald H. Buck
                              Donald H. Buck